SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 3, 2026

IONIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-19125	33-0336973
(Commission File No.)	(IRS Employer Identification No.)

2855 Gazelle Court
Carlsbad, CA 92010
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $.001 Par Value	“IONS”	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01	Regulation FD Disclosure.

On September 3, 2026, Ionis Pharmaceuticals, Inc.  (“Ionis”) issued a press release announcing that the U.S. Food and Drug Administration (“FDA”) has approved ZANVASTRO™ (zilganersen) for the treatment of Alexander disease (“AxD”) in pediatric and adult patients. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01 and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On September 3, 2026, Ionis announced that the U.S. FDA has approved ZANVASTRO™ (zilganersen) for the treatment of AxD in pediatric and adult patients. ZANVASTRO is the first and only disease modifying treatment for AxD, an ultra-rare, progressive and often fatal neurological disorder that can affect motor, cognitive, autonomic and gastrointestinal function. Until now, treatment of AxD has primarily been limited to managing symptoms. ZANVASTRO is an RNA-targeted medicine designed to address the underlying disease mechanism of AxD by reducing the production of glial fibrillary acidic protein (“GFAP”). ZANVASTRO 50 mg is administered quarterly as an intrathecal injection.

AxD affects approximately 1 in 1 to 3 million people worldwide. Initial signs of AxD can present from infancy through adulthood and may vary depending on age of onset. As AxD progresses, symptoms may include progressive motor and cognitive dysfunction, a loss of independence and the inability to control muscles for swallowing, airway protection and purposeful movements. AxD is caused by changes in the GFAP gene that lead to the overproduction and toxic accumulation of GFAP in astrocytes. Over time, dysfunction in astrocytes can damage neurons and myelin, which can lead to symptoms commonly associated with AxD.

The FDA approval was based on positive results from the pivotal study of ZANVASTRO in people living with AxD. The pivotal study met its primary endpoint in individuals ≥ 5 years of age, with ZANVASTRO 50 mg demonstrating statistically significant and clinically meaningful stabilization of gait speed as assessed by the 10-Meter Walk Test, a commonly used measure of gross motor function in neurologic disease, compared to control at Week 61 (least square mean difference 33.3%, p=0.041). ZANVASTRO also demonstrated improvement in gross motor function in patients 2 to 4 years of age as assessed by the Gross Motor Function Measure-88, a well-established motor endpoint, compared to control at Week 61. Secondary and exploratory endpoint results from patient/caregiver- and clinician-reported outcome assessments consistently favored ZANVASTRO. ZANVASTRO demonstrated a favorable safety and tolerability profile, with most adverse events being mild or moderate in severity. Serious treatment-emergent adverse events occurred less frequently in the ZANVASTRO group compared to control.

With the approval of ZANVASTRO, the FDA granted Ionis a Priority Review Voucher, a program designed to incentivize the development of therapies for serious and life-threatening diseases by providing a mechanism to potentially accelerate regulatory review timelines for subsequent applications.

ZANVASTRO will be available in the U.S. in the coming weeks.

In June 2026, Ionis entered into a license agreement with Recordati, a global pharmaceutical company headquartered in Italy, focused on specialty and rare diseases, under which Recordati obtained exclusive rights to develop and commercialize zilganersen in all countries outside the U.S. Ionis is working closely with Recordati on preparing regulatory submissions in Europe and Japan, which are expected in 2027.

Forward-Looking Statements

This report includes forward-looking statements regarding Ionis’ business and the therapeutic and commercial potential of ZANVASTRO, Ionis’ technologies and other products in development and our expectations regarding development and regulatory milestones. Any statement describing Ionis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties including those inherent in the process of discovering, developing and commercializing medicines that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such medicines. Ionis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Ionis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Ionis. Except as required by law, we undertake no obligation to update any forward-looking statements for any reason. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Ionis’ programs are described in additional detail in Ionis’ annual report on Form 10-K for the year ended December 31, 2025, and most recent Form 10-Q, which are on file with the Securities and Exchange Commission. Copies of these and other documents are available from Ionis.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated September 3, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ionis Pharmaceuticals, Inc.

Dated: September 3, 2026	By:	/s/ Patrick R. O’Neil
Patrick R. O’Neil
Executive Vice President, Chief Legal Officer and General Counsel